Exhibit 10.2

CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT (the “Agreement”), is made on this 5th day of April, 2016, by and between Bank of New Jersey (the “Bank”) and Nancy E. Graves (the “Executive”).

WHEREAS, the Executive serves as President and Chief Executive Officer of the Bank, which is a wholly owned subsidiary of Bancorp of New Jersey, Inc. (the “Company”); and

WHEREAS, the Bank and the Executive desire to establish certain protections for the Executive in the event of Executive’s termination of employment under the circumstances described herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, and intending to be bound hereby, the parties agree as follows:

SECTION 1.         Change of Control:

1.1.         Change of Control Definition:  For purposes of this Agreement, the term “Change of Control” means any of the following:

(a)           any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934 (the “Exchange Act”)), other than the Company, a subsidiary of the Company, an employee benefit plan of the Bank or the Company or a subsidiary of the Bank or the Company (including a related trust), becomes the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Bank or the Company representing more than 50% of the combined voting power of the Bank’s or the Company’s then outstanding securities, notwithstanding whether the Bank or the Company is otherwise subject to the terms of the Exchange Act;

(b)           the occurrence of a sale of all or substantially all of the assets of the Bank or the Company to an entity which is not a direct or indirect subsidiary of the Bank or the Company;

(c)           the occurrence of a reorganization, merger, consolidation or similar transaction involving the Bank or the Company, unless (A) the shareholders of the Bank or the Company immediately prior to the consummation of any such transaction will initially own securities representing a majority of the voting power of the surviving or resulting corporation, and (B) the directors of the Bank immediately prior to the consummation of such transaction will initially represent a majority of the directors of the surviving or resulting corporation;

(d)           any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act, other than the Company, a subsidiary of the Company, an employee benefit plan of the Bank or the Company or a subsidiary of the Bank or the Company (including a related trust), becomes the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Bank or the Company representing more than 35% of the combined voting power of the Bank’s or the Company’s then outstanding securities, or the occurrence of a reorganization, merger, consolidation or similar transaction involving the Bank or the Company, in each case, which directly results in the Executive’s ceasing to be the Chief Executive Officer of the Bank or its successor; or

(e)           any other event which is at any time irrevocably designated as “Change of Control” for purposes of this Agreement by resolution adopted by a majority of the directors of the Bank.

1.2.         Termination:  The Executive shall not be entitled to any payment described in this Agreement in the event the Executive is not employed by the Bank on the date of a Change of Control.

1.3.         Change of Control Payment:  Upon a Change of Control, the Executive will be entitled to an amount equal to (i) one-half of the Executive’s annual base salary rate in effect at the time of the Change of Control, multiplied by (ii) the number of full years of employment the Executive is credited with the Bank; provided, however, that if a Change of Control occurs before the Executive is credited with one year of employment with the Bank, the Executive’s benefit under this Section 1.3 shall equal one-half of the Executive’s annual base salary rate in effect at the time of the Change of Control.  Notwithstanding the foregoing, if the amount of the severance benefit that would be payable under the Employment Agreement if the Bank terminated the Executive’s employment on the date of the Change of Control would exceed the amount otherwise payable under this Section 1.3, then the amount of the benefit payable hereunder will instead equal the amount of such severance benefit in lieu of the amount of the foregoing Change in Control benefit amount.  The benefit payable pursuant to this Section 1.3 shall be paid to the Executive in one lump-sum payment within 30 days following the date of the Change in Control, subject to Section 1.4 and Section 1.5.  For purposes hereof, “Employment Agreement” means the Employment Agreement of even date herewith, by and between Bank of New Jersey and the Executive.

1.4.         Section 409A.  If the termination giving rise to the payments described in Section 1.3 is not a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h)(1) (or any successor provision), then the amounts otherwise payable pursuant to Section 1.3 will instead be deferred without interest and will not be paid until Executive experiences a separation from service.  In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Internal Revenue Code (the “Code”) to payments due to Executive upon or following Executive’s separation from service, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following Executive’s separation from service (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to Executive in a lump sum immediately following that six month period.

1.5.         Parachute Payments.  If any payment due under this Agreement, together with all other payments and benefits that Executive receives or is entitled to receive from the Bank or any of its affiliates or related entities, would (if paid or provided) constitute an excess parachute payment (within the meaning of Section 280G of the Code) and subject such payments to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law (such tax or taxes are hereafter collectively referred to as the “Excise Tax”), then the amounts otherwise payable under this Agreement, and any other payments and benefits that Executive receives or is entitled to receive from the Bank or any of its affiliates, shall be reduced to the aggregate amount of payments that may be made to Executive without incurring an Excise Tax.

SECTION 2.         Miscellaneous.

2.1.         Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the Bank and Executive and their respective successors, executors, administrators, heirs and/or permitted assigns.  The Bank may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

2.2.         No Employment Rights.  Nothing in this Agreement shall interfere with or limit in any way the right of the Bank to terminate Executive’s employment or service at any time, with or without cause.

2.3.         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to the application of the principles of conflicts of laws.

2.4.         Enforcement.  Any legal proceeding arising out of or relating to this Agreement will be instituted in the United States District Court for the District of New Jersey, or if that court does not have or will not accept jurisdiction, in any court of general jurisdiction in the State of New Jersey, and the Executive and the Bank hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) that they may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

2.5.         Waivers; Sevarability.  The waiver by either party hereto of any right hereunder or any failure to perform or breach by the other party hereto shall not be deemed a waiver of any other right hereunder or any other failure or breach by the other party hereto, whether of the same or a similar nature or otherwise.  No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

2.6.         Notices.  All notices and communications that are required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or upon mailing by registered or certified mail, postage prepaid, return receipt requested, as follows:

If to Executive, to the address on record with the Bank.

If to the Bank

Bank of New Jersey
Attention: Albert Buzzetti
467 Sylvan Avenue
Englewood Cliffs, NJ  07632

or to such other address as either party may from time to time duly specify by notice given to the other party in the manner specified above.

2.7.         Entire Agreement; Amendments.  This Agreement contains the entire agreement and understanding of the parties relating to the provision of severance benefits upon termination in connection with a Change of Control, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to that subject.  The Bank reserves the right to amend or modify this Agreement, provided that no amendment or modification will be made to the Agreement without the consent of Executive if that amendment or modification would have an adverse effect on Executive.

2.8.         Unfunded Nature of the Agreement.  This Agreement and the obligations hereunder will be unfunded.  The Bank will not establish any special or separate fund or segregate any of its assets to assure payment hereunder.

2.9.         Withholding.  The Bank will withhold from any payments due to Executive hereunder, all taxes, FICA or other amounts required to be withheld pursuant to any applicable law.

2.10.       Headings Descriptive.  The headings of sections and paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

2.11.       Counterparts and Facsimiles.  This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

2.12.       No Duty to Mitigate.  Executive shall not be required to mitigate damages or the amount of any payments provided for under this Agreement by seeking other employment or otherwise, nor will any payment or benefit hereunder be subject to offset or reduction in the event Executive does mitigate.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

BANK OF NEW JERSEY

By:	Steven Crevani
Name:	Steven Crevani
Title:	Chairman of the Compensation Committee

EXECUTIVE:

Nancy E. Graves
NANCY E. GRAVES